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                                                                    Exhibit 99.1
For more information:
Jim DeNike
Corixa Corporation
206.754.5716
denike@corixa.com

               CORIXA RECEIVES COMPLETE REVIEW LETTER ON BEXXAR(R)

SEATTLE, MARCH 13, 2002 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced the receipt of a complete review letter from the U.S. Food and Drug Administration (FDA) regarding the Biological License Application (BLA) for BEXXAR(R) (tositumomab, iodine I-131 tositumomab), an investigational radioimmunotherapy for the treatment of low-grade or transformed low-grade non-Hodgkin's lymphoma. Bexxar is being co-developed by Corixa and GlaxoSmithKline in the United States.

In the Complete Review letter received in the evening of March 12, 2002, the FDA stated that in its opinion, Corixa's September 10, 2001 response to the Agency's March 16, 2001 Complete Review letter did not provide sufficient evidence of the safety and net clinical benefit of BEXXAR and further stated that additional clinical studies will be required to provide such evidence. Regarding Corixa's prior request for Accelerated Approval, the letter stated that the data reviewed by the Agency do not provide sufficient evidence that BEXXAR addresses an unmet medical need. Additionally, the letter stated that within 10 days from its receipt, Corixa must either amend its application, notify the Agency of its intent to file an amendment, withdraw the application or request an opportunity for a hearing on whether there are grounds for denying approval of the application. Corixa will formally request a meeting with representatives of the Agency for further discussion of a regulatory path for BEXXAR. It is expected that this meeting will occur within the next 45 days.

"We are extremely disappointed with the FDA's decision and intend to promptly pursue resolution with our partner, GlaxoSmithKline and the Agency," stated Steven Gillis, Ph.D., Corixa chairman and chief executive officer. "We are formally requesting a meeting with the FDA and hope to reach mutual agreement on the specific steps still necessary for approval. We will provide additional guidance as to the regulatory pathway for BEXXAR after further discussions with GlaxoSmithKline and the FDA."

ABOUT CORIXA

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a stand-alone basis. Corixa currently has 16 programs in clinical development and 22 programs in preclinical development, including its most advanced product candidate, Bexxar(R), a monoclonal antibody conjugated to a radioisotope.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products

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available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Washington, with additional operations in Hamilton, Montana and South San Francisco, California. For more information, please visit Corixa's Website at www.corixa.com or call the company's investor relations information line at 1.877.4CORIXA or 877/426-7492.

FORWARD LOOKING STATEMENTS

Except for the historical information presented, certain statements in this press release relating to the FDA's approval of Bexxar are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to, the failure of FDA to approve the commercial sale of Bexxar, as well as the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in Corixa's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, copies of which are available from Corixa's investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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